                                                                  Exhibit (a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                            Protocol Systems, Inc.

                                      AT
                             $16.00 Net Per Share

                                      BY
                     Welch Allyn Acquisition Corporation,

                         A WHOLLY OWNED SUBSIDIARY OF
                               Welch Allyn, Inc.


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 5, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 24, 2000, AMONG WELCH ALLYN, INC., WELCH ALLYN ACQUISITION CORPORATION AND PROTOCOL SYSTEMS, INC. THE BOARD OF DIRECTORS OF PROTOCOL SYSTEMS, INC. HAS ADOPTED THE MERGER AGREEMENT AND APPROVED THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

                                ---------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK (AS DEFINED HEREIN), DETERMINED ON A FULLY DILUTED BASIS, AND (B) THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER.
                                ---------------

                                   IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and deliver the certificates for such shares to the Depositary along with the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of this Offer to Purchase, deliver a duly completed and signed Letter of Transmittal or an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such shares.

   A shareholder who desires to tender shares and whose certificates for such shares are not immediately available or who cannot comply in a timely manner with the procedures for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such shares by following the procedures for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be directed to ChaseMellon Shareholder Services, L.L.C., the Information Agent, or The Robinson-Humphrey Company, the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                                ---------------

                     The Dealer Manager for the Offer is:

                    [LOGO OF THE ROBINSON-HUMPHREY COMPANY]

June 7, 2000

                              SUMMARY TERM SHEET

   Welch Allyn Acquisition Corporation, a wholly owned subsidiary of Welch Allyn, Inc, is offering to purchase all of the outstanding shares of common stock (together with the associated purchase rights) of Protocol Systems, Inc. for $16.00 net per share, in cash. The following are some of the questions you, as a shareholder of Protocol Systems, may have and answers to those questions. All defined terms (which are indicated by initial capitalization) not defined in this Summary Term Sheet have meanings given to them in the remainder of this Offer to Purchase.

   We urge you to read carefully the remainder of this Offer to Purchase because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

   Who is offering to buy my shares? Welch Allyn Acquisition Corporation is an Oregon corporation formed for the purpose of making a tender offer for all of the outstanding shares of common stock of Protocol Systems. We are a wholly owned direct subsidiary of Welch Allyn, Inc., a privately held New York corporation. See "Introduction" and Section 9 ("Certain Information Concerning the Purchaser and Parent") of this Offer to Purchase.

   What shares are being sought in the Offer? We are seeking to purchase all of the outstanding shares of common stock of Protocol Systems. See "Introduction" and Section 1 ("Terms of the Offer") of this Offer to Purchase.

   How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions? We are offering to pay $16.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See "Introduction" and
Section 1 ("Terms of the Offer") of this Offer to Purchase.

   Do you have the financial resources to make payment? We plan to obtain all funds needed for the Offer and the Merger through a bank loan and from available cash at Welch Allyn's disposal. The Offer is not conditioned upon any financing arrangements. See Section 9 ("Certain Information Concerning the Purchaser and Parent") and Section 10 ("Source and Amount of Funds") of this Offer to Purchase.

   What does the Board of Directors of Protocol Systems think of the Offer? We are making the Offer pursuant to a Merger Agreement among us, Welch Allyn and Protocol Systems. The board of directors of Protocol Systems adopted the Merger Agreement and approved our tender offer and our proposed merger with Protocol Systems. The board of directors of Protocol Systems has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, you, as a shareholder of Protocol Systems, and unanimously recommends that you accept the Offer and tender your shares. SG Cowen Securities Corporation, the financial advisor of Protocol Systems, has issued an opinion, dated as of May 24, 2000, to the effect that, as of such date, the consideration payable in the Offer and the Merger is fair, from a financial point of view, to the holders of the Shares. See "Introduction" to this Offer to Purchase.

   How long do I have to decide whether to tender in the Offer? You will have until 12:00 midnight, New York City time, on Wednesday, July 5, 2000, to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to gain a little extra time by using a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 ("Terms of the Offer") and Section 2 ("Procedures for Tendering Shares") of this Offer to Purchase.

   What are the most significant conditions to the Offer? There is no financing condition to the Offer; however, we are not obligated to purchase any tendered shares unless:

  . the number of shares validly tendered and not withdrawn before the Expiration Date of the Offer represents at least a majority of the shares of common stock of Protocol Systems outstanding on a fully diluted basis (this condition is referred to as the "Minimum Condition"); and

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated.

   The Offer is also subject to a number of other conditions. See Section 13 ("Certain Conditions of the Offer") of this Offer to Purchase.

   Can the Offer be extended and under what circumstances? Subject to the terms of the Merger Agreement, we can extend the Offer without the consent of Protocol Systems if, for example, at the scheduled expiration of the Offer any condition to the Offer is not satisfied or waived by us, or any rule or regulation promulgated by the Securities and Exchange Commission requires us to so extend the Offer. We have also agreed in the Merger Agreement that, at the request of Protocol Systems, we will extend the Offer:

  . if, at the scheduled Expiration Date, any of the conditions to the Offer other than the Minimum Condition shall not have been waived or satisfied, but the Minimum Condition shall have been satisfied, then until the earlier of 60 calendar days after the date of this Offer to Purchase or such earlier date upon which Welch Allyn reasonably determines that any such condition shall not be capable of being satisfied prior to the expiration of the aforesaid 60 day period; and

  . if, at the scheduled Expiration Date all of the conditions to the Offer other than the Minimum Condition shall have been waived or satisfied, but the Minimum Condition shall not have been satisfied, then until the earlier of 10 business days after the Expiration Date or the date that is 60 calendar days after the date of this Offer to Purchase.

   How do I tender my shares? To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required, to ChaseMellon Shareholder Services, L.L.C., the Depositary for the Offer, not later than the time the Offer expires. If your shares are held in "street" name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver an item that is required to be delivered to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the Depositary within three (3) Nasdaq trading days. For the tender to be valid, however, the Depositary must receive the missing item within that three trading day period. See Section 2 ("Procedures for Tendering Shares") of this Offer to Purchase.

   Until what time can I withdraw previously tendered shares? You can withdraw shares at any time until the Offer has expired and, if we have not agreed to accept your shares for payment by Sunday, August 6, 2000, you can withdraw them at any time after such time until we accept shares for payment. See
Section 1 ("Terms of the Offer") and Section 3 ("Withdrawal Rights") of this Offer to Purchase.

   How do I withdraw previously tendered shares? To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See Section 1 ("Terms of the Offer") and Section 3 ("Withdrawal Rights") of this Offer to Purchase.

   Will the tender offer be followed by a merger if all the shares are not tendered in the Offer? If we accept for payment and pay for at least a majority of the outstanding shares of common stock of Protocol Systems on a fully diluted basis, following approval by the shareholders of Protocol Systems (if required under Oregon law), we will be merged with and into Protocol Systems. If that merger takes place, Welch Allyn will directly own all the shares of common stock of Protocol Systems, and all other shareholders of Protocol Systems will receive $16.00 per share (or such greater amount offered for the shares in the Offer) in cash. There are no dissenters' rights available in connection with the Offer. However, if the merger takes place, shareholders who have not sold their shares in the Offer may have dissenters' rights under the Oregon Business Corporation Act under certain circumstances. See Section 12 ("Purpose of the Offer; the Merger Agreement; Other Agreements--Dissenters' Rights") of this Offer to Purchase.

   What is the market value of my shares as of a recent date? On April 17, 2000, the last trading day before Protocol Systems announced that it had engaged SG Cowen to assist its board of directors in the process of exploring Protocol's strategic alternatives, including a potential business combination or sale of the company, the last sale price of the shares reported on the Nasdaq National Market was $10.88 per share. On May 24, 2000, the last trading day before Protocol Systems and Welch Allyn announced that they had signed the Merger Agreement, the last sale price of the shares reported on the Nasdaq National Market was $13.125 per share. On June 6, 2000, the last full trading day before the commencement of the Offer, the last sale price of the shares reported on the Nasdaq National Market was $15.5625 per share. We advise you to obtain a recent quotation for shares of Protocol Systems in deciding whether to tender your shares. See Section 6 ("Price Range of the Shares; Dividends on the Shares") of this Offer to Purchase.

   Do you have any other agreements with Protocol Systems? In 1997, Protocol Systems entered into an agreement with Welch Allyn, which was restated in May, 1999. Under this agreement, Welch Allyn manufactures and supplies Protocol with a vital signs monitor trademarked under Protocol System's QuikSigns brand which Protocol is permitted to market and distribute in the U.S. hospital and military markets. The QuikSigns product is a patient monitor that can be used to spot check or continuously monitor blood pressure, blood oxygen, and temperature parameters. A customized version of the QuikSigns product is capable of networking with Protocol Systems' Acuity(TM) central station system.

   In April, 1998, Welch Allyn entered into an agreement with Pryon Corporation, a wholly owned subsidiary of Protocol Systems. Under this agreement, Welch Allyn procures from Protocol a "sidestream capnography" module that is used as a component in a Welch Allyn vital signs monitor. The sidestream capnography module is a system for measuring the end-tidal carbon dioxide concentration in air exhaled by monitored patients. This component supply agreement is in effect for an initial term of three years, subject to extension for up to three additional years.

   On March 9, 2000, Welch Allyn and Protocol Systems entered into a customary letter agreement with respect to certain confidential information to be exchanged in connection with the transactions contemplated by the Merger Agreement.

   Also see the discussion of the amendments to the employment agreements, and the execution of the retention bonus agreements, of the certain executive officers of Protocol Systems set forth under Section 12 ("Purpose of the Offer; the Merger Agreement; Other Agreements").

   For further details, see Section 11 ("Contacts with the Company; Background of the Offer").

   To whom can I talk if I have questions about the tender offer? You can call ChaseMellon Shareholder Services, L.L.C. at (888) 509-7936 (toll free) or The Robinson-Humphrey Company at (404) 266-6000. ChaseMellon is acting as the Information Agent and Depositary for the Offer, and The Robinson-Humphrey Company is acting as Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

                               Table Of Contents

                                                                          Page
                                                                          ----
 Introduction............................................................   1
 The Tender Offer........................................................   2
  1. Terms of the Offer.................................................    2
  2. Procedures for Tendering Shares....................................    4
  3. Withdrawal Rights..................................................    7
  4. Acceptance for Payment and Payment.................................    8
  5. Certain U.S. Federal Income Tax Consequences.......................    9
  6. Price Range of the Shares; Dividends on the Shares.................   10
  7. Effect of the Offer on the Market for the Shares; Share Quotation;
      Exchange Act Registration; Margin Regulations.....................   10
  8. Certain Information Concerning the Company.........................   12
  9. Certain Information Concerning the Purchaser and Parent............   13
 10. Source and Amount of Funds.........................................   14
 11. Contacts and Transactions with the Company; Background of the
      Offer.............................................................   15
 12. Purpose of the Offer; The Merger Agreement; Other Agreements.......   18
 13. Certain Conditions of the Offer....................................   29
 14. Certain Legal Matters..............................................   31
 15. Fees and Expenses..................................................   32
 16. Miscellaneous......................................................   33

SCHEDULE I--Directors and Executive Officers of Welch Allyn, Inc. and Welch
            Allyn Acquisition Corporation

To the Holders of Common Stock
 of Protocol Systems, Inc.:

                                 INTRODUCTION

   Welch Allyn Acquisition Corporation, an Oregon corporation (the "Purchaser"), which is a wholly owned subsidiary of Welch Allyn, Inc., a privately held New York corporation ("Parent"), hereby offers to purchase all of the issued and outstanding shares (together with the associated purchase rights, the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Protocol Systems, Inc., an Oregon corporation (the "Company"), at a price of $16.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as Information Agent and Depositary, and of The Robinson-Humphrey Company, which is acting as Dealer Manager, incurred in connection with the Offer. See Section 15.

   The Board of Directors of the Company (the "Company Board") has adopted the Merger Agreement (as defined below) and approved the Offer, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement, determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company's shareholders and unanimously recommends that shareholders of the Company accept the Offer and tender their shares pursuant to the Offer. The factors considered by the Company Board in arriving at its decision to adopt the Merger Agreement, approve the Offer, the Merger and the other transactions contemplated by the Merger Agreement, to determine that the terms of the Offer and the Merger are fair to and in the best interests of the Company's shareholders and to unanimously recommend that shareholders of the Company accept the Offer and tender their shares pursuant to the Offer are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which will be filed with the Securities and Exchange Commission (the "Commission") and is being mailed to shareholders of the Company concurrently with this Offer to Purchase.

   SG Cowen Securities Corporation ("SG Cowen") has acted as the Company's financial advisor. The opinion of SG Cowen dated May 24, 2000, as to the fairness as of such date, from a financial point of view, to the holders of the shares of the consideration to be received in the Offer and the Merger, is set forth in full as Annex A to the Schedule 14D-9. Shareholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

   The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) such number of Shares that would constitute at least a majority of all of the issued and outstanding shares of Common Stock (determined on a fully diluted basis, after giving effect to the exercise of all outstanding stock options to purchase shares of Common Stock) (the "Minimum Condition"), and (b) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer.

   The Purchaser reserves the right (subject to obtaining the requisite consent of the Company and the applicable rules and regulations of the Commission), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Condition. See Sections 1, 12 and 13.

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 24, 2000 (the "Merger Agreement"), among the Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In the Merger, each issued and outstanding Share (other than Shares owned by the Parent, the Purchaser or the Company or any direct or indirect wholly owned subsidiary of the Parent, the Purchaser or the Company, or by shareholders, if any, who are entitled to, and properly exercise, dissenters' rights under Oregon law to the extent such rights are applicable to the Merger) will be converted into the right to receive $16.00 (or such greater amount offered for the Shares in the Offer), in cash, without interest thereon.

   Consummation of the Merger is subject to a number of conditions, including approval by shareholders of the Company (if required by Oregon law) and any of the Shares having been purchased pursuant to the Offer.

   The Merger Agreement is more fully described in Section 12.

   The Company has informed the Purchaser that, as of June 2, 2000, there were 8,193,524 Shares of Common Stock issued and outstanding and options to purchase an aggregate of approximately 1,808,034 shares of Common Stock were issued and outstanding under the Company's stock option and employee stock purchase plans. Based upon the foregoing and assuming that no Shares are otherwise issued after June 2, 2000, there are 10,001,558 Shares outstanding on a fully diluted basis, and the Minimum Condition will be satisfied if at least 5,000,780 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company Board and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12.

   Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer

   Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, July 5, 2000, unless and until the Purchaser has extended in accordance with the Merger Agreement the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

   Subject to the Merger Agreement (which, as described below, prohibits certain amendments to the Offer without the consent of the Company) and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 13 shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. The Purchaser has no intention to make available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) at this time, but has the right (but not the obligation) to do so under Rule 14d-11 and the Merger Agreement. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

   If by 12:00 midnight, New York City time, on Wednesday, July 5, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) to waive all the unsatisfied conditions (other than the Minimum Condition which may not be waived by Purchaser without the Company's consent) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not subsequently withdrawn, (c) to extend the Offer and, subject to the right of shareholders to withdraw tendered Shares until the extended Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, (d) impose conditions to the Offer other than as set forth in the Merger Agreement, or (e) to amend the Offer.

   In the Merger Agreement, the Purchaser has agreed that, except as described below, it will not, without the consent of the Company, (a) reduce the Offer Price, (b) reduce the maximum number of Shares to be purchased in the Offer,
(c) impose conditions to the Offer other than as set forth in the Merger Agreement, (d) amend or change, in any manner adverse to the holders of Shares, the terms and conditions to the Offer (which are set forth in Section
13), (e) change or waive the Minimum Condition, (f) change the form of consideration payable in the Offer, or (g) except as otherwise provided below or by any rule, regulation, interpretation or position of the Commission applicable to the Offer, change the Expiration Date. However, the Merger Agreement provides that, without the consent of the Company, the Purchaser may
(a) extend the Offer, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (c) extend the Offer to provide for a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act for an aggregate period of not less than three (3) and not more than 20 business days (for all such extensions) beyond the latest expiration date that would otherwise be permitted under the Merger Agreement.

   There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders under the relevant rules and regulations of the Commission.

   Without limiting the right of the Purchaser to extend the Offer, in the event that any condition to the Offer is not satisfied or waived at the scheduled Expiration Date of the Offer, at the request of the Company the Purchaser is required under the Merger Agreement to extend the Expiration Date of the Offer (i) in the event that all of the conditions to the Offer (other than the Minimum Condition) have not been satisfied or waived at the scheduled Expiration Date, but the Minimum Condition has been satisfied, until the earlier of 60 calendar days after the date of this Offer to Purchase, or such earlier date upon which Parent reasonably determines that any such condition shall not be capable of being satisfied prior to the expiration of the aforesaid 60 calendar day period, or (ii) in the event that all of the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived at the scheduled Expiration Date, but the Minimum Condition has not been satisfied, until the earlier of 10 business days after the scheduled Expiration Date or the date that is 60 calendar days after the date of this Offer to Purchase. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedures For Tendering Shares

   Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

   The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message, transmitted through electronic or other means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. "Agent's Message" shall also include any hard copy print-out evidencing such message generated by a computer terminal maintained by the Depositary.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

     (a) such tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

     (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at one of such addresses, or such Shares are delivered pursuant to the book-entry transfer procedures described above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market System (the "Nasdaq National Market") operated by the Nasdaq Stock Market, Inc. ("Nasdaq"), a subsidiary of the National Association of Securities Dealers, Inc., is open for business.

   The Notice of Guaranteed Delivery may be delivered to the Depositary in the manner specified therein and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Distribution Of Rights. The Company is a party to a Rights Agreement, dated as of March 20, 1992, with ChaseMellon Shareholder Services, L.L.C. (as successor to First Interstate Bank of Oregon, N.A.), as Rights Agent (as amended, the "Rights Agreement"). The Rights Agreement entitles the holders of Rights (as defined in the Rights Agreement) to certain purchase rights contemplated thereby. The Company has informed Parent and the Purchaser that the Rights Agreement was amended as of May 24, 2000, to exempt from the provisions of the Rights Agreement the acquisition of Shares by the Parent or the Purchaser pursuant to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

   Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver to the Depositary certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

   Appointment. By executing a Letter of Transmittal (or a facsimile thereof), a tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 7, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid the "backup withholding" rules of the U.S. federal income tax law on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty (as provided by, among others, Sections 6723 and 6724(d)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) on such shareholder, and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding (presently, at the rate of 31%). All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Each noncorporate foreign shareholder should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

   Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Sunday, August 6, 2000.

   For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, the Parent, the Company, the Depositary and the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will, promptly after the Expiration Date, accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including the HSR Act. See Section 14. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's Offer).

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made as promptly as practicable following the Expiration Date but only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees or
(b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and with any required signature guarantees, or an Agent's Message, and any other required documents. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. If the Purchaser varies the terms of the Offer by increasing the consideration to be paid, the Purchaser shall pay such increased amount for each tendered Share accepted for payment pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for such shares.

   If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent), in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in
Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

   Subject to the requisite consent of the Company, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Parent, or to one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain U.S. Federal Income Tax Consequences

   The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to the shareholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to the shareholders of the Company. This discussion (i) is based on the current provisions of the Code, existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect; (ii) applies only to the shareholders of the Company in whose hands the Shares are capital assets within the meaning of Section 1221 of the Code; and (iii) may not apply to Shares received by a shareholder pursuant to the exercise of stock options or as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers, and may not apply to a holder of Shares in light such shareholder's individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction) who may be subject to special rules. This discussion does not address the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

   BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

   The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or Merger, as the case may be, and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

   If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. Presently, in the case of a noncorporate shareholder, long-term capital gain will be subject to a maximum U.S. federal income tax rate of 20%, and short term capital gain (i.e., Shares that have been held for one year of less) will be subject to tax at the shareholder's ordinary income tax rates. In addition, under present law a shareholder's ability to use capital losses to offset ordinary income is limited.

   Certain shareholders that tender Shares may be subject to backup withholding at a rate of 31%. A shareholder may avoid backup withholding (i) by providing such shareholder's TIN and certifying that such number is correct, or (ii) by properly certifying that such shareholder is awaiting a TIN and is otherwise complying with the applicable requirements of the backup withholding rules, or (iii) if an exemption from the backup withholding rules applies. Exemptions are available for shareholders that are corporations and for certain foreign individuals and entities. A shareholder that is subject to backup withholding and does not furnish such shareholder's TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

   If backup withholding applies to a shareholder, the Depositary is required to withhold 31% of the payments it makes to such shareholder. Backup withholding is not an additional tax. Rather, the amount withheld under the backup withholding rules can be credited against the U.S. federal income tax liability of the taxpayer subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of U.S. federal income tax, a taxpayer may obtain a refund of such overpayment by filing a U.S. federal income tax return.

6. Price Range of the Shares; Dividends on the Shares

   The Shares are quoted on the Nasdaq National Market under the symbol "PCOL" and have been at all times since March 24, 1992. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share.

                            Protocol Systems, Inc.

                                                                   High    Low
                                                                  ------- ------
      Fiscal Year Ended December 31, 1998:
        First Quarter............................................ 10.2500 6.7500
        Second Quarter........................................... 10.3750 7.6875
        Third Quarter............................................  9.6250 7.8750
        Fourth Quarter...........................................  8.5000 6.0000


      Fiscal Year Ended December 31, 1999:
        First Quarter............................................  8.8750 5.7500
        Second Quarter........................................... 10.3125 5.7500
        Third Quarter............................................  9.5000 6.7500
        Fourth Quarter...........................................  9.2500 6.0000


      Fiscal Year Ending December 31, 2000:
        First Quarter............................................ 14.0000 8.7500
        Second Quarter (through June 6, 2000).................... 15.8125 9.2500

   On April 17, 2000, the last trading day before the Company announced that it had engaged SG Cowen to assist the Company Board in the process of exploring Protocol's strategic alternatives, including a potential business combination or sale of the Company, the last sale price of the Shares reported on the Nasdaq National Market was $10.88 per share. On May 24, 2000, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $13.125 per Share. On June 6, 2000, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $15.5625 per Share. Shareholders are urged to obtain current market quotations for the Shares.

   The Purchaser has been advised by the Company that the Company has never declared or paid any cash dividends on the Shares.

7. Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that there be at least 750,000 publicly held shares, the publicly held shares have a market value of at least $5 million, the issuer have net tangible assets of at least $4 million, there be at least 400 shareholders of round lots, the minimum bid price per share be $1 and there be at least two registered and active market makers. The second maintenance standard requires that the issuer have either (a) a market capitalization of at least $50 million or (b) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, there be at least 1,100,000 shares publicly held, the publicly held shares have a market value of at least $15 million, the minimum bid price per share be $5, there be at least 400 shareholders of round lots and there be at least four registered and active market makers.

   If these standards for continued designation for the Nasdaq National Market are not met, the Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that there be at least 300 shareholders of round lots, there be at least 500,000 publicly held shares, the publicly held shares have a market value of at least $1 million, there be at least two registered and active market makers, of which one may be entering stabilizing bids, and the issuer have either (a) net tangible assets of at least $2 million, (b) a market capitalization of at least $35 million or (c) net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares of a corporation are not considered as being publicly held for this purpose.

   According to the Company, as of June 2, 2000, there were approximately 134 holders of record of Common Stock and approximately 3,000 beneficial owners and, as of such date, there were 8,193,524 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet any of the requirements of Nasdaq for continued listing and the number of Shares outstanding are no longer listed, the market for Shares could be adversely affected. If Nasdaq were to delist the Stock, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company

   The Company was incorporated in Oregon and is headquartered at 8500 S. W. Creekside Place, Beaverton, Oregon 97008-7107, (503) 526-8500. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company 10-K"), the Company, which began active operations in 1985, designs, manufactures, sells and services medical vital signs monitors and systems. The primary users of the Company's products are hospitals, physicians, emergency medical operators and other health related professions. The Company's main product, the Propaq monitor, combines multiple physiological measurement and display capabilities in a single instrument permitting the use of the monitor in a variety of patient care applications.

   Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                            PROTOCOL SYSTEMS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (In thousands, except per share amounts)

                                                 Three Months     Fiscal Year
                                                     Ended           Ended
                                                   March 31,     December 31,
                                                --------------- ---------------
                                                 2000    1999    1999    1998
                                                ------- ------- ------- -------
STATEMENT OF OPERATIONS:
  Sales ....................................... $17,667 $14,299 $66,317 $67,323
  Income (loss) from Operations ...............   1,484     705   5,515  (2,182)
  Net income (loss) ...........................   1,381     725   6,291    (675)
  Basic earnings (loss) per share..............    0.17    0.09     .77    (.08)
  Diluted earnings (loss) per share............    0.16    0.09     .76    (.08)
BALANCE SHEET:
  Working Capital.............................. $43,481         $36,651 $39,296
  Total Assets.................................  61,347          59,838  55,851
  Long-term Liabilities .......................     --              --      --
  Stockholders' equity.........................  54,356          51,951  47,746

   Certain Forecast Information. During the course of discussions between representatives of the Company and the Parent, the Company provided the Parent with the Company's summary forecasts of the Company's future financial performance during the years ending December 31, 2000, 2001 and 2002. In its provisional budget for fiscal years 2000 through 2002, the Company forecast that:

     (i) during fiscal year 2000, the Company is expected to have sales of $77.0 million, income before taxes of $9.2 million and net income of $6.4 million;

     (ii) during fiscal year 2001, the Company is expected to have sales of $91.7 million, income before taxes of $13.0 million and net income of $9.1 million; and

     (iii) during fiscal year 2002, the Company is expected to have sales of $114.3 million, income before taxes of $19.7 million and net income of $13.8 million.

   The financial forecasts were prepared by the Company and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Such forecasts are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Such forecasts are based on a number of assumptions that are beyond the control of the Company or its financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing such forecasts will prove accurate. It is expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the forecasts. Neither the Purchaser, the Parent nor the Company nor their respective financial advisors assumes any responsibility for the validity, reasonableness, completeness or accuracy of any of such forecasts. The inclusion of the foregoing information should not be regarded as an indication that the Purchaser, the Parent, or the Company or any other person who provided or received such information considers it an accurate prediction of future events and the forecasts should not be relied upon as such. None of the Purchaser, the Parent, or the Company intends to update, revise or correct such information if it becomes inaccurate (even in the short term).

   Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Purchaser and Parent

   The Purchaser, an Oregon corporation which is a wholly owned subsidiary of the Parent, was organized to acquire the Company and has not conducted any activities unrelated to the acquisition of the Company since its organization. The principal executive offices of the Purchaser are located at the principal executive offices of the Parent described below. All outstanding shares of capital stock of the Purchaser are owned by the Parent.

   Parent is a privately held corporation organized under the laws of the State of New York. Founded in 1915, Parent is a manufacturer of medical and dental diagnostic equipment and miniature precision lamps. Parent is headquartered in Skaneateles, New York and has more than 1,800 employees located in numerous manufacturing, sales and distribution facilities worldwide. The address of the principal executive offices of Parent is 4341 State Street Road, Skaneateles Falls, New York 13153 and its telephone number at such location is (315) 685-4100.

   None of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I hereto, or any associate or majority-owned subsidiary of Parent, the Purchaser or any of the persons so listed, owns or has the right to acquire any Shares or has effected any transaction in the Shares during the past 60 days, except that:

     (i) Parent owns 10 Shares;

     (ii) William F. Allyn, a director of Parent, owns 100 Shares;

     (iii) Peter H. Soderberg, President and Chief Executive Officer of Parent and President of the Purchaser, and certain members of his immediate family own an aggregate of 7,868 Shares; and

     (iv) a son of Lew F. Allyn, the Chairman of the Board of Directors of Parent, owns 500 Shares through a trust, for which Mr. Allyn serves as custodian.

   None of the Shares described in subparagraph (i) above or, based upon the written representations obtained by Parent from the applicable persons, the Shares described in subparagraphs (ii) through (iv) above were purchased during the last three years. Such Shares constitute in the aggregate less than one percent of the issued and outstanding Shares.

   Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I hereto, (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets during the past two years, or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. Source and Amount of Funds

   The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares, and to pay fees and expenses related to the Offer, will be approximately $146.8 million. The Purchaser will obtain all funds needed for the Offer from Parent pursuant to a capital contribution or an unsecured loan (or a combination of both) prior to the consummation of the Offer.

   Parent recently obtained an unsecured $40 million bridge loan from Bank One, NA ("Bank One"). The proceeds of the bridge loan, combined with cash on hand and other liquid investments of Parent, provide funds sufficient to consummate the Offer. The bridge loan is evidenced by a letter agreement and promissory note, each of which is dated as of May 18, 2000, and attached as Exhibit (b)(1) and (b)(2), respectively, to Schedule TO filed with the Commission by Parent and the Purchaser. The bridge loan bears interest at Bank One's prime rate or at a fixed rate offered by Bank One from time to time. The bridge loan will mature on the earlier of July 31, 2000 or the date Parent secures a permanent revolving credit facility (see below), and contains customary provisions allowing the lender to accelerate upon the occurrence of certain defaults. If the Offer is extended beyond July 31, 2000 and the permanent revolving credit facility described below has not yet been obtained, Parent anticipates being able to extend or refinance the bridge loan.

   Parent intends to establish a permanent revolving credit facility which will refinance the bridge loan and provide Parent and its subsidiaries (including the Company) with working capital. Parent has received and accepted a signed commitment from Banc One Capital Markets, Inc. ("Banc One Capital Markets"), an affiliate of Bank One, to use its best efforts to form a syndicate to provide a $100 million unsecured five-year revolving credit facility to Parent. Bank One will serve as the agent for the syndicate lenders and has committed to provide up to $50 million of the total $100 million in commitments, and Banc One Capital Markets has received commitment letters from two additional lenders for up to the remaining balance of the $100 million credit facility commitment. The Bank One commitment letter expires on July 31, 2000 unless extended.

   Parent has not completed the process of negotiating a credit agreement, but based upon the commitment letter and a draft of the credit agreement received by Parent, it is anticipated that the final credit agreement will contain the following material terms: (a) the $100 million credit facility will be unsecured and will mature in five years; (b) loans will bear interest at (i) a floating rate based upon the prime rate or the effective federal funds rate plus .5% or (ii) a Eurodollar rate based upon the London interbank offered rate ("LIBOR") plus a margin ranging from .625% to 1.00% per annum, based upon Parent's leverage ratio (total debt to consolidated EBITDA (earnings before interest, taxes, depreciation, and amortization)) from time to time; (c) Parent will pay a variable commitment fee ranging from .175% to .315% per annum (based upon Parent's leverage ratio from time to time) calculated on the unused portion of the revolving credit facility; (d) loans made under the credit agreement will be subject to customary conditions, representations and warranties, affirmative and negative covenants and default provisions, and (e) financial covenants will include an interest coverage ratio, a leverage ratio, and a minimum net worth requirement. There can be no assurance, however, that the final credit agreement will contain all or any such terms, or that Parent will be able to enter into a credit agreement on terms acceptable to it or at all.

   Parent intends to repay amounts due under the revolving credit facility out of funds generated from operations or by refinancing the facility at maturity.

   The Offer is not conditioned upon the Purchaser obtaining financing to purchase Shares pursuant to the Offer. The Purchaser has available, through Parent, sufficient funds to consummate the Offer.

11. Contacts and Transactions with the Company; Background of the Offer

   The business relationship between Parent and the Company began in September, 1996, when Parent initiated discussions with the Company regarding the Company's distribution of Parent's vital signs monitor product. On April 4, 1997, Parent and the Company signed a distribution agreement under which Parent's vital signs monitor was branded with the Company's QuikSigns trademark, and the Company was granted the exclusive right to distribute and sell the QuikSigns branded monitor in the U.S. hospital and military markets. The communication and business activity carried out under this agreement allowed the management of the two companies to become familiar with each other. This distribution agreement was modified and restated in May, 1999, generally to permit Parent to sell the vital signs monitor branded with Parent's trademark(s) in the U.S. hospital market. Under this agreement, Parent received payments from the Company in an aggregate amount of approximately $1.2 million and $1.8 million during the years ended December 31, 1998 and 1999, respectively.

   During 1997, the Company invited representatives of Parent to its facilities in Beaverton, Oregon for discussions about potential strategic relationships between the companies, including the possibility of an acquisition of the Company by Parent. However, no negotiations or further discussions regarding such acquisition resulted from this meeting.

   In November, 1997, Parent initiated discussions with Pryon Corporation ("Pryon"), a wholly owned subsidiary of the Company, regarding an agreement under which Parent would purchase from Pryon a side stream etCO\\2\\ module to be used as an optional component in Parent's Atlas monitor, which was then under development. The etCO\\2\\ module measures the concentration of carbon dioxide in air exhaled by a patient. The companies signed a supply agreement for the etCO\\2\\ module on April 15, 1998. Under this agreement, Parent made payments to the Company in the aggregate amount of approximately $5,670 and $171,635 during the years ended December 31, 1998 and 1999, respectively. This agreement further developed the commercial relationship between the companies, and provided a basis for more open dialog concerning business matters common to the companies.

   On February 24, 2000, SG Cowen contacted Parent management on behalf of the Company and communicated the Company's interest in pursuing strategic alternatives, including the possible merger or sale of the Company. Based upon Parent's familiarity with the Company, and in light of the Company's rejection of Invivo Corporation's publicly announced interest in acquiring control of the Company, Parent management decided to evaluate the strategic benefit of acquiring the Company. On March 9, 2000, Parent signed a confidentiality agreement with SG Cowen on behalf of the Company to participate in preliminary due diligence.

   On March 9, 2000, Parent management met with the Company's management and SG Cowen representatives at the offices of the Company's outside counsel in Portland, Oregon to further investigate this opportunity. The Company's management team presented a company overview outlining strategic direction, markets, current and future product lines, competition, and summary financial forecasts. The Parent team was given access to a data room containing materials suitable for a preliminary evaluation of the Company.

   Parent contacted The Robinson-Humphrey Company, LLC ("Robinson-Humphrey") on March 14, 2000 to discuss the possibility of engaging Robinson-Humphrey as its financial advisor in connection with the potential transaction with the Company. On March 30, 2000 Parent and Robinson-Humphrey signed an agreement appointing Robinson-Humphrey as Parent's financial advisor with respect to analyzing the Company as a strategic partner or an acquisition candidate and to providing other related services. Parent discussed with Robinson-Humphrey the information provided by the Company in the initial round of due diligence. Robinson-Humphrey contacted SG Cowen regarding the strategic transaction alternatives that could be acceptable to the Company, and was advised that several other strategic buyers had expressed some level of interest in pursuing further due diligence investigation of the Company. SG Cowen also disclosed that interested parties were being asked to submit by April 10, 2000 written indications of interest regarding a potential strategic transaction or relationship with the Company.

   The respective representatives of Parent and the Company participated in a conference call on March 31, 2000, during which Parent sought additional information regarding the Company's operations, to enable Parent to determine whether or not to submit a preliminary non-binding indication of interest in accordance with the process prescribed by SG Cowen. The information requested related to sales forecasts, fixed costs, operating margins, balance sheet data, and the status of product development programs. The Company provided the information requested, to the extent consistent with the evaluation process it had established with SG Cowen.

   On April 7, 2000, Parent's management team and Robinson-Humphrey made a presentation to the Executive Committee of the Board of Directors of Parent (the "Executive Committee") detailing (i) the opportunity presented by the transaction, (ii) the key issues that remained unanswered, and (iii) the preliminary range of valuation of the Company. The Executive Committee authorized management to pursue this opportunity and submit an initial indication of interest to acquire the Company. On April 7, 2000, a director of Parent, William Allyn, who was on other business in Oregon, visited the Company's Beaverton facility. The Company's management team provided Mr. Allyn with an overview of the Company similar to the presentation previously made to Parent management.

   On April 10, 2000, Parent submitted a preliminary non-binding indication of interest to SG Cowen to acquire the Company for consideration in the range between $125-150 million in cash. This indication of interest was subject to completion of further due diligence.

   On April 12 and 13, 2000, Peter Soderberg, President and Chief Executive Officer of Parent, met with several members of the Company's management team in Beaverton, Oregon. Discussion included Parent's vision for the Company as its subsidiary, the Company's product development pipeline, and key personnel.

   On April 17, 2000, SG Cowen contacted Robinson-Humphrey to indicate that, based on the range of acquisition consideration proposed by Parent, Parent and one other company would be invited to complete further due diligence of the Company and thereafter determine whether to submit a specific proposal to acquire the Company.

   By a letter dated April 24, 2000, SG Cowen informed Parent that final bid proposals to acquire the Company were to be submitted no later than the close of business on May 12, 2000, and a proposed draft of an Agreement and Plan of Merger was provided with such letter along with a request to submit proposed modifications thereto in connection with the bid proposal.

   On April 24 and 25, 2000, Parent's project team visited the Company's facility in Beaverton, Oregon to conduct on-site due diligence regarding the Company's operations, forecasts, product development plans, cost structure, manufacturing operations, regulatory status, management teams, and competencies. Meetings with the Company management were conducted during this visit to review financial, legal and business records. The Company's management made presentations regarding its product development programs and a joint discussion regarding the Company's business plan was also held. On May 1 and 2, 2000, Parent sent a second group of its representatives, including its outside counsel, to the Company for additional on-site due diligence to review key technologies as well as legal matters and information systems.

   On May 3 and 4, 2000, the Board of Directors of Parent (the "Parent Board") met in Skaneateles Falls, New York to consider the acquisition of the Company. The Parent Board reviewed the strategic opportunity of acquiring the Company and discussed, among other things, the related but complementary products made, and markets served, by Parent and the Company, the capability of management to integrate the business of the Company with the existing business of the Parent, and preliminary models of valuation for the Company. Action on the approval of the acquisition was deferred to a subsequent meeting scheduled for May 11, 2000.

   Meanwhile, Parent and its outside counsel held a number of meetings and conference telephone calls to prepare a proposal of modifications to the draft Merger Agreement provided by the Company.

   On May 9, 2000, Parent hosted Jim Welch, the Company's Vice President and General Manager--Flexible Monitoring, at its facilities in Skaneateles Falls, New York. The visit included discussion regarding the Company's Acuity network approach and the probable future evolution of the Company's technology.

   On May 11, 2000, the Parent Board met again for final consideration of the acquisition. The Parent Board reviewed: (a) the Company's business plan, (b) Parent's financial models, (c) potential business synergies to be realized by combining the respective businesses of the Company and Parent, (d) market analysis prepared by Robinson-Humphrey and the management of Parent, and (e) a summary of the essential terms of the proposed Merger Agreement. Robinson-Humphrey recommended that a bid proposal for the cash tender offer be at the price of $16.00 per share, and the Board concurred and resolved to authorize management to submit a bid proposal for a cash tender offer at $16.00 per share, subject to certain contingencies to be determined by management, including execution of amended and restated employment agreements with certain key employees of the Company. Later in the day, Parent management held discussions with the Company management concerning continuation of employment of key employees after consummation of the acquisition, and representatives of Robinson-Humphrey and SG Cowen discussed potential issues with respect to Parent's bid proposal and potential modifications to the proposed Merger Agreement.

   On May 12, 2000, Parent submitted to the Company a detailed proposal of modifications to the Merger Agreement. Later that day, Parent submitted to SG Cowen a bid proposal to commence a tender offer for all the outstanding shares of common stock of the Company for $16.00 per share in cash, subject to certain contingencies, including negotiation and execution of the Merger Agreement, execution of amended and restated employment agreements by a minimum number of key employees employed by the Company, and receipt by Parent of certain opinions of counsel regarding the Company's intellectual property.

   On May 13, 2000, Parent, the Company and their respective outside counsel held a number of conference telephone calls to further discuss the key terms of the Merger Agreement and the proposed amendments to the employment agreements of certain key employees of the Company.

   On May 16, 2000, the Company Board met to review all submitted bids, and following the meeting, Parent was informed that the Company Board had authorized management to begin negotiation of a definitive Merger Agreement.

   Between May 17 and 21, 2000, Parent management met with various key employees of the Company to discuss and finalize amended and restated employment agreements with the Company, to become effective only on the condition that Parent acquired control of the Company pursuant to the Offer. More than the minimum number of the key employees specified in Parent's bid proposal entered into the amended and restated employment agreements with the Company, thereby satisfying one of the conditions to the bid proposal. During this period, Parent also received a satisfactory opinion of counsel regarding the Company's intellectual property, which satisfied the corresponding condition of the bid proposal. During the period between May 18 through May 24, the parties continued to negotiate the terms of the Merger Agreement.

   On May 24, the Company Board met with representatives from SG Cowen to consider the Offer and the Merger Agreement and, based in part upon a presentation given, and a fairness opinion rendered, by SG Cowen, resolved to approve and authorize the execution and delivery of the Merger Agreement. The Merger Agreement was executed by the parties later that day. The following morning, prior to the opening of the markets, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and the pending cash tender offer contemplated thereby.

12. Purpose of the Offer; The Merger Agreement; Other Agreements

 Purpose

   The purpose of the Offer is to enable the Parent to acquire control of the Company by acquiring the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to cause the Company to become a wholly owned subsidiary of the Parent.

 The Merger Agreement

   The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each issued Share (other than Shares owned by the Parent, the Purchaser or the Company or a direct or indirect wholly owned subsidiary of the Parent, the Purchaser or the Company, or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Oregon law, to the extent that such rights are applicable to the Merger) will be converted into the right to receive $16.00, in cash, without interest thereon.

   Vote Required to Approve Merger. If the Purchaser does not own at least 90 percent of the issued and outstanding Shares, the Oregon Business Corporation Act (the "OBCA") requires, among other things, that any plan of merger adopted by the Company Board must be approved by a majority of all the votes entitled to be cast on the plan. The Company Board has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement and the plan of merger by the Company's shareholders. If the Purchaser acquires at least 90 percent of the issued and outstanding Shares in the Offer or otherwise, the Merger can be approved by the Board of Directors of the Purchaser without any vote of the shareholders of the Company.

   Conditions to The Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the Shares to the extent required by OBCA and the articles of incorporation of the Company; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or terminated; (c) no permanent or temporary injunction or restraining order shall have been issued or entered by any court or any other governmental entity of competent jurisdiction, or other legal restraint or prohibition shall be in effect, in each case preventing the consummation of the Merger (the "Injunction"); and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided that neither Parent nor Purchaser is entitled to assert the failure of the condition set forth in this clause (d) if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

   Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval of the Merger Agreement by the shareholders of the Company:

     (a) by mutual written consent duly authorized by the respective Boards of Directors of Parent and the Company prior to the purchase by Purchaser of any Shares in the Offer;

     (b) by either the Parent or the Company: (i) if any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (ii) if the Merger shall not have been consummated by November 24, 2000; provided, that such date shall be extended to February 24, 2001 in the event all conditions to effect the Merger other than those set forth in clause (b) or (c) in the above paragraph captioned "Conditions to the Merger" (the conditions in such clause (b) or (c), the "Extension Conditions") have been or are capable of being satisfied at the time of such extension, and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to February 24, 2001; except that the right to terminate this Agreement under this clause (ii) shall not be available to (A) any party whose failure to fulfill any obligation or condition under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date, or (B) to Parent, if Purchaser has purchased Shares pursuant to the Offer; (iii) if the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares being purchased thereunder; provided that Parent may terminate the Merger Agreement pursuant to this clause (iii) only if Parent's or Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer; or (iv) if any approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall not have been obtained at a shareholders' meeting called for the purpose of approving the Merger or any adjournment thereof.

     (c) By Parent, prior to the acceptance for payment by Purchaser of Shares pursuant to the Offer, if (i) the Company Board shall have withdrawn or materially or adversely modified its recommendation of the Offer or the adoption of the Merger Agreement; (ii) the Company Board shall have recommended to the shareholders of the Company that they approve an Alternative Proposal (as defined below under the caption "Other Takeover Proposals") and at least 72 hours have elapsed since the recommendation;
  (iii) a tender offer or exchange offer that, if successful, would result in any third party or "group" becoming a "beneficial owner" (such terms having the respective meaning ascribed to them under Regulation 13D under the Exchange Act) of 50% or more of the outstanding Shares is commenced (other than by Parent or an affiliate of Parent) and the Company Board recommends that the shareholders of the Company tender their Shares in such tender or exchange offer; or (iv) any third party or group has become the beneficial owner of more than 50% of the outstanding Shares;

     (d) By the Company, prior to the acceptance for payment by Purchaser of Shares pursuant to the Offer, if the Company Board determines to withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal (as defined below under the caption "Other Takeover Proposals"), or enter into an agreement with respect to a Superior Proposal, in each case in accordance with the terms described in the fourth paragraph under the caption entitled "Other Takeover Proposals" below;

     (e) By Parent, prior to the acceptance for payment by Purchaser of Shares pursuant to the Offer, upon a material breach of any material covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company set forth in the Merger Agreement shall not have been true and correct at the date of the Merger Agreement, and as a result thereof there shall have been, or it is reasonably likely that there will be, a Material Adverse Effect (as such term is defined in the

  Merger Agreement) on the Company (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is capable of being cured by the Company within five (5) business days after the giving of written notice of such breach by Parent to the Company through the exercise of its best efforts, so long as the Company continues to exercise such best efforts, Parent may not terminate the Merger Agreement under this paragraph (e) until after such fifth (5th) business day; provided, further, that Parent may not terminate the Merger Agreement under this paragraph (e) at any time that there exists a Terminating Parent Breach;

     (f) By the Company, upon a material breach of any material covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement, or if any representation or warranty of Parent or Purchaser set forth in the Merger Agreement shall not have been true and correct at the date of the Merger Agreement, and as a result thereof there shall have been, or it is reasonably likely that there will be, a Material Adverse Effect on Parent or Purchaser (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent within five (5) business days after the giving of written notice of such breach by the Company to Parent through the exercise of its best efforts, so long as Parent continues to exercise such best efforts, the Company may not terminate the Merger Agreement under this paragraph (f) until after such fifth (5th) business day; provided, further, that the Company may not terminate the Merger Agreement under this paragraph (f) at any time that there exists a Terminating Company Breach; or

     (g) By the Company, if Purchaser shall have failed to commence the Offer within 10 business days of the date of the Merger Agreement, or Purchaser fails to pay for validly tendered Shares in violation of the terms of the Offer or the Merger Agreement.

   Other Takeover Proposals. The Merger Agreement provides that, except as provided below, the Company, from the date of the Merger Agreement until the earlier of termination thereof or the Effective Time, will not, and will not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants and other agents to directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the submission of any Alternative Proposal (as defined below), (ii) enter into any agreement with respect to any Alternative Proposal, or (iii) in the event of an unsolicited Alternative Proposal engage in negotiations or discussions with, or provide any information or data to, any third party (other than Parent, any of its affiliates or representatives) relating to any Alternative Proposal or take any other action to facilitate any inquiries or the making of an Alternative Proposal; provided, however, that neither the Company nor the Company Board is prohibited from (a) taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or otherwise making disclosure to the Company's shareholders, or (b) otherwise discharging its fiduciary duties to shareholders.

   Notwithstanding the foregoing, prior to the acceptance for payment of Shares by Purchaser in the Offer, the Company may furnish information concerning its business, properties or assets to any third party pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below under the caption entitled "Confidentiality Agreement") and may negotiate and participate in discussions and negotiations with such party concerning an Alternative Proposal if such party has, on an unsolicited basis, submitted an Alternative Proposal to the Company which the Company Board concludes in good faith after consultation with its outside legal counsel and financial advisor is or may result in a Superior Proposal. The Company must promptly (but in no event later than 48 hours) following receipt of an Alternative Proposal, notify Parent of the receipt of the same and the identity of the party making any such Alternative Proposal, and provide a copy of such Alternative Proposal to Parent. The Company must promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent.

   The Company agreed to, and agreed to cause its subsidiaries and the directors, employees and other agents of the Company and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Alternative Proposal.

   The Merger Agreement further provides that, except as otherwise set forth in the Merger Agreement, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger,
(ii) approve or recommend or propose to approve or recommend any Alternative Proposal or (iii) enter into any agreement with respect to any Alternative Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares by Purchaser in the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the elapse of 72 hours following the Company's delivery to Parent of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company may not enter into an agreement with respect to a Superior Proposal before the Company also shall have furnished Parent with written notice that it intends to enter into such agreement and shall have terminated the Merger Agreement in accordance with its terms.

   Except to the extent restricted by the Merger Agreement, Purchaser is entitled to amend or change the terms and conditions of the Offer at any time before or after it receives notice that the Company has received a Superior Proposal.

   Except to cause the Rights Agreement to be inapplicable to the Offer and the Merger in accordance with the Merger Agreement or otherwise approved in writing by Parent, the Company may not amend or terminate the Rights Agreement or redeem the Rights.

   "Alternative Proposal" means any proposal, other than as contemplated by the Merger Agreement or otherwise proposed by Parent or its affiliates, for
(A) a merger, consolidation, share exchange, reorganization, other business combination, recapitalization or similar transaction involving the Company,
(B) the acquisition, directly or indirectly, of an equity interest representing greater than 20% of the voting securities of the Company, (C) the acquisition of a substantial portion of any of the assets of the Company, or
(D) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement.

   "Superior Proposal" means any Alternative Proposal to acquire, directly or indirectly, all or substantially all of the Shares then outstanding or all or substantially all the assets of the Company and that a majority of disinterested members of the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor and taking into account all the terms and conditions of the Alternative Proposal (including the ability of the Person making the Alternative Proposal to consummate the same), is more favorable to the Company's shareholders than the Offer and the Merger.

   Fees And Expenses; Termination Fee. Except as provided below, all Expenses (as defined below) incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such Expenses, whether or not the Offer or the Merger is consummated, except the Expenses incurred in connection with the printing, filing and mailing to shareholders of the Company of the Schedule TO, this Offer to Purchase, the Schedule 14D-9, the information statement under Rule 14f-1 under the Exchange Act and the solicitation of shareholder approvals (including any proxy statement therefor) shall be shared equally by the Company and Parent.

   The term "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to the Merger Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby and all other matters related to the transactions contemplated thereby.

   In the event that the Merger Agreement is terminated pursuant to paragraph
(c) or (d) under the caption "Termination of the Merger Agreement" above, then the Company shall pay Parent a cash fee of $5 million, which amount shall be payable by wire transfer of immediately available funds no later than two business days after such termination.

   In the event that the Merger Agreement is terminated by Parent pursuant to paragraph (e) under the caption "Termination of the Merger Agreement" above, then the Company shall pay Parent an amount equal to Parent's reasonable, actual and documented Expenses not in excess of $600,000, which amount shall be payable by wire transfer of immediately available funds no later than five business days after the Company's receipt of documentation of such Expenses. On the other hand, in the event that the Merger Agreement is terminated by the Company pursuant to paragraph (f) under the caption "Termination of the Merger Agreement" above, then the Parent shall pay the Company an amount equal to the Company's reasonable, actual and documented Expenses not in excess of $600,000, which amount shall be payable by wire transfer of immediately available funds no later than five business days after Parent's receipt of documentation of such Expenses.

   Conduct of Business. Except as set forth on the Disclosure Schedule delivered by the Company to Parent and Purchaser in connection with the Merger Agreement (the "Company Disclosure Schedule") or except as otherwise contemplated by the Merger Agreement or consented to or approved by Parent in writing, the Company agreed to, and agreed to cause each of its subsidiaries to, during the period commencing on the date of the Merger Agreement and ending at the election or appointment of Purchaser's designees to the Company Board upon the purchase by Purchaser of any Shares pursuant to the Offer:

     (a) conduct its business only in, and not take any action except in, the ordinary course of its business and consistent with recent past practices;

     (b) use reasonable efforts to preserve intact its business organization, to preserve its relationships with customers and suppliers, to keep available the services of its present officers and key employees, and to preserve the goodwill of others having business relationships with it;

     (c) not (i) make any change or amendments in its charter or bylaws; (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (other than shares of Common Stock issued upon the exercise of any outstanding stock options and the granting of stock options in the ordinary course of business and consistent with recent past practice to new hires or pursuant to the 1993 Stock Option Plan for Nonemployee Directors, in each case with the exercise price no less than the fair market value on the date of grant) or any "phantom stock," "phantom stock" rights, stock appreciation rights or stock-based performance units; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of the Company or any of its subsidiaries; (v) amend, accelerate or modify any outstanding options, warrants, or rights to acquire, or securities convertible into shares of its capital stock or other equity interests or securities, or adopt or authorize any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement; (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities, except for dividends by a subsidiary of the Company paid ratably to its shareholders or the partners thereof, as the case may be; (viii) sell, transfer or otherwise dispose of, or pledge any stock, equity or partnership interest owned by it in any subsidiary of the Company; or (ix) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

     (d) not (i) modify or change in any material respect any material contract of the Company specified in the Merger Agreement, other than in the ordinary course of business consistent with recent past practice; (ii) enter into any new employment, consulting, agency, severance, termination or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in compensation, (A) in each case other than in the ordinary course of business and consistent with recent past practice and with or granted to persons who are not officers or directors of the Company or any of its subsidiaries and which do not, in the aggregate, materially increase the compensation or benefit expense of the Company, and (B) other than the regular annual salary increase granted in the ordinary course of business and consistent with recent past practice to employees of the Company or any of its subsidiaries who are not directors or executive officers of the Company; (iii) establish, amend or modify any employee benefit plan of any kind, except to the extent required by any applicable law, or the existing terms of any such plan or the provisions of the Merger Agreement; (iv) secure any of its outstanding unsecured indebtedness, provide additional security for any of its outstanding secured indebtedness or grant, create or suffer to exist any material lien (statutory or other), security interest, mortgage, pledge, hypothecation, charge, claim, option, assignment, encumbrance or other restriction on or with respect to any property, assets or rights of the Company; (v) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with recent past practice; (vi) cancel any indebtedness or waive any claims or rights, except in the ordinary course of business and consistent with recent past practice; (vii) make any material capital expenditures (other than in accordance with the capital expenditure budget for the year 2000); (viii) accelerate the payment of, or otherwise prepay, any existing outstanding indebtedness except in the ordinary course of business consistent with recent past practice; (ix) other than as contemplated or otherwise permitted by the Merger Agreement and other than the normal cash management practices of the Company conducted in the ordinary and usual course of business and consistent with recent past practice, make any advance or loan to or engage in any material transaction with any director, officer, partner or affiliate not required by the terms of an existing contract; (x) guarantee or otherwise become responsible for any indebtedness of any other party;
  (xi) make any change in accounting methods, principles or practices, except as may have been required by the Commission or the Company's independent auditors, or (xii) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

     (e) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets which are material, individually or in the aggregate, to the Company;

     (f) except (i) as described in the Company Disclosure Schedule and (ii) for dispositions in the ordinary course of business consistent with prior practice, not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company;

     (g) not incur any indebtedness;

     (h) not take any action that would cause its representations and warranties contained in the Merger Agreement to be untrue in any respect or, except as otherwise contemplated by the Merger Agreement, make any changes to the corporate structure of the Company or any its subsidiaries (including the structure of the ownership by the Company of the direct and indirect interests in its subsidiaries and of the ownership by the Company and its subsidiaries of their respective businesses, properties and assets);

     (i) not enter into any agreement that would (after the Effective Time) purport to bind Parent or any of its subsidiaries (other than the Company or any of its subsidiaries);

     (j) not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

     (k) not settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement; and

     (l) confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent of any material adverse change; and promptly provide to Parent (or its counsel) copies of all filings made by the Company with any federal, state, foreign or supranational governmental entity in connection with the Merger Agreement and the transactions contemplated thereby.

   Notwithstanding the above, but subject to the provisions described under the caption "Other Takeover Proposals" above (to the extent applicable), the provisions contained in the above paragraph shall not prohibit or restrict in any way the Company from entering into an agreement with respect to a Superior Proposal or taking any other action in connection therewith.

   Board of Directors. The Merger Agreement provides that promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any of its affiliates at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser designees to be elected as directors of the Company, including increasing the size of the Company Board. The Company has agreed to secure prior to the Expiration Date conditional resignations of incumbent directors. At such time, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Company Board (i) each committee of the Company Board (some of whom may be required to be independent as required by applicable law) (ii) each board of directors of each domestic subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

   The Merger Agreement also provides that the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the above paragraph and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill such obligations.

   Stock Options. The Merger Agreement provides that, at the Effective Time, each unexpired and unexercised outstanding option to purchase shares of Common Stock (the "Company Options") previously granted by the Company or its subsidiaries under any Company Stock Plan (as defined below) or otherwise, whether or not then vested or exercisable in accordance with its terms, shall be automatically converted into the right to receive from the Company, at the Effective Time, cash in an amount equal to the product of (i) the Offer Price (or such greater amount offered for the Shares in the Offer) minus the exercise price per share under such Company Option (or, in the case of options outstanding under the Employee Stock Purchase Plan, the Offer Price or such greater amount offered for the Shares in the Offer), times (ii) the number of shares of Common Stock which may be purchased upon exercise of such Company Option (whether or not then exercisable or vested), less any required withholding, and thereupon each Company Option shall terminate and each holder thereof shall have no further rights to any Common Stock. The Company agreed that, prior to the Effective Time, it will take all action necessary to (A) shorten the offering period under the Company's Employee Stock Purchase Plan in which the Effective Time occurs so that such offering period terminates on the day prior to the Effective Time, and (B) terminate the Employee Stock Purchase Plan effective as of the Effective Time. Prior to or at the Effective Time, the Company will adopt such resolutions or take such actions as are necessary, including, without limitation, to the extent necessary, obtaining consents of holders of the Company Options, to carry out the terms of this paragraph. In no event will any Company Options be exercisable after the Effective Time, except to receive cash as provided in this paragraph.

   "Company Stock Plans" means the following: (i) the Company's 1993 Stock Option Plan for Nonemployee Directors; (ii) the Company's 1994 Employee Stock Purchase Plan; (iii) the Company's 1987 Stock Incentive Plan; (iv) the Company's 1992 Stock Incentive Plan; and (v) the Company's 1998 Stock Incentive Plan.

   Employee Matters. In the Merger Agreement, Parent agreed that, and to take all necessary action to ensure that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with (whether by Parent, the Company or otherwise) employee benefit plans (other than stock option or other plans involving the potential issuance of securities or other equity-based instruments of the Company) which in the aggregate are not materially less favorable than those currently provided by the Company to such employees; provided, however, that subject to compliance with the Merger Agreement, Parent reserves the right to review all employee benefits after the Effective Time and to make such changes as it deems appropriate. Parent intends to cause the Company to provide or enter into new incentive and performance based compensation plans or arrangements with management employees of the Company after the Effective Time, the purpose of which will be to provide such management employees with incentive and performance based compensation.

   Parent agreed to cause the Company to assume and honor after the Effective Time, in accordance with their terms, all written employment, severance and termination plans and agreements (including change in control provisions) of employees of the Company and its subsidiaries as in effect on the Effective Time, subject to all rights to amend or terminate as set forth in those agreements.

   Contemporaneously with the execution and delivery of the Merger Agreement, the executive officers of the Company amended their existing employment agreements with the Company and entered into a retention bonus agreement. These amendments to the employment agreements and the retention bonus agreements are subject to, and shall not become effective until, the consummation of the Offer. For further details, see "Other Agreements" below.

   Indemnification and Insurance. Parent and Purchaser agreed that, for a period of six years after the Effective Time, the articles of incorporation and bylaws of the Company (the "Company Charter" and the "Company Bylaws", respectively) shall contain provisions with respect to indemnification substantially to the same effect as those currently set forth in such documents, and that such provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who then were directors, officers, employees or agents of the Company, unless such modification is required by law after the Effective Time. From and after the Effective Time, Parent also agreed to cause the Company to the fullest extent permitted under applicable law or under the Company Charter or Bylaws, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter or Company Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after May 24, 2000. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Company, (ii) after the Effective Time, the Company shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

   In addition, Parent agreed to provide, or to cause the Company to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that, after the second anniversary of the Effective Time, Parent and the Company shall not be required to pay an annual premium for such insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much coverage as possible for such amount.

   Reasonable Efforts; Notification. The Merger Agreement provides that each of the Company, Parent and Purchaser agreed to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable, including such actions or things as any party to the Merger Agreement may reasonably request in order to cause any of the conditions to any other party's obligation to consummate such transactions specified in the Merger Agreement to be fully satisfied, and to promptly cooperate with and furnish information to each other in connection with any requirements imposed upon any of them with respect thereto. In addition, the parties agreed to consult and fully cooperate with and provide reasonable assistance to each other in the preparation and filing of any documents with the Commission contemplated by the Merger Agreement (including any necessary amendments or supplements) and to use commercially reasonable efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any governmental entity or other party required to be obtained or made by Parent, Purchaser, the Company or any of their respective subsidiaries in connection with the Offer, the Merger or the taking of any action contemplated thereby or by the Merger Agreement and, in general, using commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement. The parties agreed, however, that in making any such filing and in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction referred to in this sentence, (A) no party shall be required to pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, any of its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome; and
(B) Parent shall not be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in paragraphs (a), (b) or (c) under Section 13 ("Certain Conditions to the Offer").

   The parties also agreed to give prompt notice to the other parties of
(i)the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would likely cause any of the representation or warranty of the notifying party contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

   Procedure for Amendment, Extension or Waiver. The Merger Agreement provides that an amendment of the Merger Agreement pursuant to the provisions for an amendment thereof or an extension or waiver pursuant to the provisions thereof, in order to be effective, require action by the applicable Board of Directors or the duly authorized designee of such Board of Directors.

   The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit
(d)(1) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

 Other Agreements.

   Rights Agreement. Parent has been informed by the Company that the Rights Agreement has been amended as of May 24, 2000, to render the Rights inapplicable to the Offer, the Merger and the other Transactions.

 Amended and Restated Executive Employment Agreements

   In connection with the execution of the Merger Agreement, the Company, at the request of Parent, entered into an Amended and Restated Executive Employment Agreement (each, a "Restated Employment Agreement") with each of its executive officers. The Restated Employment Agreements will become effective only upon the purchase of Shares pursuant to the Offer (the "Effective Date"), and will be null and void if Shares are not purchased pursuant to the Offer. Each Restated Employment Agreement specifies the executive officer's base salary and target bonus. The Employment Agreements are for a term ending two years after the Effective Date, provided that if a "Change of Control" (as defined in the Restated Employment Agreements and described below) occurs before that date, the Restated Employment Agreements will continue in effect until one year after the Change of Control. If a Restated Employment Agreement is terminated by the Company without "Cause" (as defined in the Employment Agreements and described below) or is terminated by the executive officer for "Good Reason" (as defined in the Restated Employment Agreements and described below) within two years after the Effective Date, the executive officer is entitled to receive a lump sum payment equal to one year's base salary plus an amount equal to any annual bonus that the executive officer would have been entitled to had he remained employed for the remainder of the fiscal year in which the termination occurred, provided that the amount of such payment shall be prorated based on the portion of the period actually employed. If a Restated Employment Agreement is terminated for Cause, all pay and benefits under the Restated Employment Agreement will cease as of the effective date of the termination. In the event of the death of an executive officer, the estate of the executive officer would receive a lump sum payment equal to six months base salary at the then current rate. In the event of the termination of a Restated Employment Agreement due to an executive officer's disability, the executive officer would continue to receive his base salary for five months after he was no longer able to perform his duties. In the event of either death or disability, the executive officer would also be entitled to receive a payment equal to any incentive bonus the executive officer would have earned, prorated based on the portion of the period actually employed.

   For a period of one year following a Change of Control, each executive officer would have the right to terminate his employment for Good Reason and to receive upon such termination or upon a termination by the Company other than for Cause, a lump sum payment in an amount equal to 12 months base salary (or, in the case of Messrs. Adrion, Fee and Welch, 24 months base salary), plus an amount equal to the amount the executive officer would have received in incentive plan bonuses for the year in which the termination occurred based on the Company's actual performance for the year (or, in the case of Messrs. Adrion, Fee and Welch, two times the amount). With respect to any termination by the Company without Cause or any termination by an executive officer for Good Reason, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods. Each Restated Employment Agreement includes a covenant not to compete that prohibits the executive officer from owning, operating or working for any business in the United States that is selling or developing products that compete with those of the Company for a period of twelve months after his employment with the Company is terminated.

   For purposes of the Restated Employment Agreements, a "Change of Control" includes (i) any merger or consolidation transaction to which Parent or the Company is a party that results in the shareholders of the Company or Parent (as the case may be) immediately before such transaction owning less than fifty percent of the total combined voting power of the surviving corporation in the transaction, (ii) the sale of substantially all of the assets of Parent or the Company to any person that is not an affiliate of Parent, or (iii) shareholder approval of the liquidation of the Company. For purposes of the Restated Employment Agreements, "Cause" means the failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given or commission of certain illegal or wrongful acts. For purposes of the Restated Employment Agreements, "Good Reason" includes any of the following events that have not been corrected within thirty days after written notice by the executive of such event: (i) a change in executive's reporting responsibilities, titles or offices which has the effect of materially diminishing the executive's responsibility or authority, other than a change in administrative responsibilities attributable to conversion of the Company from a public company to a subsidiary of a private company as a result of the Merger; (ii) a reduction in the executive's base salary or in the target percentage of incentive compensation to which the executive is entitled; (iii) a material reduction in the aggregate expenditures to provide certain employee benefits to the executive other than reductions in cost achieved without a material reduction in benefits to the executive; (iv) the failure of the Company to implement a new management bonus plan and/or a new long-term incentive plan; (v) a requirement that the executive be based anywhere other than within twenty-five miles of the executive's job location at the time of the Change of Control; or
(vi) a material breach of the Restated Employment Agreement by the Company.

   The Restated Employment Agreements provide that the consummation of the transactions contemplated by the Merger Agreement will not constitute a "Change of Control" for purposes of the existing Employment Agreements and include an unconditional waiver by the executive officer of all rights granted to the executive officer under the existing Employment Agreements that might result from the transaction contemplated by the Merger Agreement. Mr. Adrion's Restated Employment Agreement also states that he waives all rights granted to him by virtue of the Company's offer of employment letter dated June 16, 1999. Such rights include his right to receive certain restricted stock awards in the future. In consideration of this waiver of rights, Mr. Adrion and Parent entered into an agreement dated May 24, 2000 pursuant to which Mr. Adrion will receive certain additional grants under the long-term incentive plan to be established by Parent. The summary of the Restated Employment Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Restated Employment Agreement, copies of which are filed as Exhibits (d)(3)-(d)(11) to the Schedule TO and are incorporated herein by reference.

 Retention Bonus Agreements

   In connection with the execution of the Restated Employment Agreements, each executive officer also entered into a Retention Bonus Agreement (each, a "Retention Bonus Agreement") with the Company. The Retention Bonus Agreements will become effective only upon the purchase of Shares pursuant to the Offer, and will be null and void if Shares are not purchased pursuant to the Offer. Each Retention Bonus Agreement provides for the payment of a bonus in an amount equal to a specified percentage of the executive officer's base salary on each of the first and second annual anniversaries of the effective date of the Retention Bonus Agreement, provided that the executive officer is still employed by the Company on the payment date. The Retention Bonus Agreements permit the executive officers to elect an alternative payment methodology that provides bonus payments on the sixth month and second annual anniversaries of the effective date of the Retention Bonus Agreement under the same conditions described above. The summary of the Retention Bonus Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Retention Bonus Agreements, copies of which are filed as Exhibits (d)(12)-(d)(20) to the Schedule TO and are incorporated herein by reference.

   Confidentiality Agreement. Pursuant to the letter agreement dated March 9, 2000, between the Parent and the Company (the "Confidentiality Agreement"), the Company and the Parent agreed to keep confidential certain information exchanged between such parties. The Merger Agreement provides that all information exchanged pursuant to Section 6.2 of the Merger Agreement concerning "Access to Information Concerning Properties and Records" shall be subject to the Confidentiality Agreement.

 Plans for the Company

   In the event that the Offer and the Merger are successfully completed, the Company will become a wholly owned subsidiary of Parent. This merged entity is expected to be renamed "Welch Allyn Protocol, Inc." and to be combined with Parent's existing patient monitoring business. It is currently anticipated that the merged entity will be headquartered in Beaverton, Oregon, and it will direct Parent's interest in the patient monitoring, multiparameter electronic vital signs, and networked clinical data communications markets.

   Upon completion of the Offer, Parent intends to conduct a detailed review of the Company, its subsidiaries and their respective assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

   Except as otherwise described in this Offer to Purchase, Parent and the Purchaser have no current plans or proposals that would relate to, or result in, (i) an extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (ii) any change in the present Company Board or management of the Company including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board, (iii) any material change in the Company's present capitalization or dividend policy, (iv) any other material change in the Company's corporate structure or business, (v) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vi) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

 Dissenters' Rights

   The holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Chapter 60 of the OCBA ("Chapter 60") to dissent and obtain payment of the fair value for their Shares if the Shares are not quoted on the Nasdaq National Market on the record date for the meeting of shareholders at which the Merger is to be approved (if shareholder vote is required to approve the Merger) or on the date a copy or summary of the plan of merger is mailed to shareholders (if shareholder approval is not required to approve the Merger). Under Chapter 60, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial appraisal of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with accrued interest. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

   Under the OBCA, no dissenters' rights would be available to holders of the Shares if the Shares are quoted on the Nasdaq National Market on the record date for the meeting of shareholders at which the Merger is to be approved (if shareholder vote is required to approve the Merger) or on the date a copy or summary of the plan of merger is mailed to shareholders (if shareholder approval is not required to approve the Merger).

   The foregoing summary of Chapter 60 does not purport to be complete and is qualified in its entirety by reference to Chapter 60. Failure to follow the steps required by Chapter 60 of the OBCA for perfecting dissenters' rights may result in the loss of such rights.

 Going-Private Transactions

   The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

13. Certain Conditions of the Offer

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules or regulations and except as provided in the Merger Agreement) may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time prior to the acceptance for payment of Shares, any of the following conditions shall exist:

     (a) there shall have been instituted or be pending any action or proceeding brought by any governmental entity, domestic or foreign ("governmental entity") (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent pursuant to the Offer, or the consummation of the Merger, or seeking to obtain material damages in connection with the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, or to compel the Company to dispose of or hold separate all or any material portion of the business or assets of the Company, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's shareholders or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries;

     (b) there shall have been issued any Injunction resulting from any action or proceeding brought by any person other than any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph
  (a) above;

     (c) there shall have been any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any governmental entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
  (i) through (iv) of paragraph (a) above;

     (d) the Company Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any Alternative Proposal or any other takeover proposal or any other acquisition of Shares other than the Offer and the Merger;

     (e) any of the representations and warranties of the Company set forth in the Merger Agreement shall cease to be true and correct at any time on or after May 24, 2000 and before the acceptance for payment of Shares as if made at such time (other than representations and warranties made as of a specified date which shall be true and correct as of such specified date) if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that such representation or warranty is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to the Company;

     (f) the Merger Agreement shall have been terminated in accordance with its terms; and

     (g) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14. Certain Legal Matters

   Except as described in this Section 14, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of the Parent with representatives of the Company, none of the Purchaser, the Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 14) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 13 for a description of certain conditions to the Offer.

   State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar V. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. V. Dynamics Corp. Of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

   If applicable, Sections 60.801 to 60.816 of the OBCA would, under certain circumstances, cause the Shares acquired by the Purchaser in the Offer to have no voting rights. If applicable, Sections 60.825 to 60.845 of the OBCA could preclude the Merger for a period of three years after the Purchaser consummates the Offer. However, under the Merger Agreement, the Company has represented that it has amended its bylaws and obtained or taken such additional actions (or it will so amend, obtain or take prior to the Expiration Date) to make the provisions of Sections 60.801 to 60.816 and Sections 60.825 to 60.845 of the OBCA inapplicable to the Offer and the Merger. Accordingly, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described above, neither the Purchaser nor the Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 13.

   Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar-day waiting period commenced by the filing by the Parent of a Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. On Monday, June 5, 2000, Parent and the Purchaser made such filing with the Antitrust Division and the FTC. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Parent, the Purchaser or their respective affiliates concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer. See Section 13 ("Certain Conditions of the Offer").

   The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

15. Fees and Expenses

   Robinson-Humphrey is acting as the financial advisor in connection with the Offer and the other transactions contemplated by the Merger Agreement, and is providing certain financial advisory services to the Parent and the Purchaser in connection with the Offer. Pursuant to an engagement letter dated March 30, 2000, Robinson-Humphrey will receive customary compensation for such services. The Parent has also agreed to reimburse Robinson-Humphrey for its out-of-pocket expenses and to indemnify Robinson-Humphrey, its affiliates and certain other related persons against any losses, claims, damages or liabilities incurred in connection with its engagement, including certain liabilities under federal securities laws.

   In addition, Parent and the Purchaser have retained Robinson-Humphrey to act as the Dealer Manager in connection with the Offer. In such capacity, Robinson-Humphrey will receive customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith.

   The Parent and the Purchaser have retained ChaseMellon Shareholder Services, L.L.C. to act as the Information Agent and Depositary in connection with the Offer. In its capacity as the Information Agent and the Depositary, ChaseMellon will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith.

   Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16. Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is deemed made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Parent which is not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   Parent and Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          Welch Allyn Acquisition Corporation

June 7, 2000

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                               WELCH ALLYN, INC.

   1. DIRECTORS AND EXECUTIVE OFFICERS OF WELCH ALLYN, INC. The name, citizenship, present principal occupation or employment, five-year employment history of, and certain directorships held by, each of the directors and executive officers of Welch Allyn, Inc. are set forth below. Directors of Welch Allyn, Inc. are indicated by an asterisk.

    Name and Business; Address;     Present Principal Occupation or Employment;
            Citizenship                     Five-year Employment History
    ---------------------------     -------------------------------------------
 William F. Allyn*................  President and Chief Executive Officer,
 Welch Allyn, Inc.                  Welch Allyn Ventures, LLC, January 2000-
 4341 State Street Road             present; President and Chief Executive
 Skaneateles Falls, NY 1315         Officer, Welch Allyn, Inc., 1980-1999.
 Citizenship: United States of
 America


 Peter H. Soderberg*..............  President and Chief Executive Officer,
 Welch Allyn, Inc.                  Welch Allyn, Inc., January 2000-present;
 4341 State Street Road             Group Vice President and Chief Executive
 Skaneateles Falls, NY 13153        Officer, Welch Allyn Medical Products,
 Citizenship: United States of      1996-1999; Vice President and General
 America                            Manager, Welch Allyn Imaging Products,
                                    1993-1995.


 Lew F. Allyn*....................  Chairman of the Board, Welch Allyn, Inc.,
 Welch Allyn, Inc.                  January 2000-present; Executive Vice
 4341 State Street Road             President, Welch Allyn, Inc., 1996-1999
 Skaneateles Falls, NY 13153
 Citizenship: United States of
 America


 Barbara Lee Santry*..............  Partner, Pathfinder Venture Capital Fund
 Capstone Ventures                  III, 1991-present; Managing Member,
 3000 Sand Hill Road                Capstone Management, LLC, 1996-present.
 Building 1, Suite 290
 Menlo Park, CA 94025
 Citizenship: United States of
 America


 Richard Dulude*..................  Director, Ambac Municipal Bond Insurance,
 P.O. Box 537                       1991-present; Director, Landec Corp., 1995-
 Georges Mills, NH 03751            present; Director, Lightship, 1998-
 Citizenship: United States of      present; Director, Raychem Corp., 1990-
 America                            1999; Director, HCIA, 1995-1998.


 Frank H. Barker*.................  Director, Aradigm Corp., 1999-present;
 U.S. Dermatologics                 Director, Catalina Marketing Corp., 1995-
 149 Twelve Oaks Lane               present; President and Chairman, U.S.
 Ponte Vedra Beach, FL 32082        Dermatologics, 1996-present; Corporate Vice
 Citizenship: United States of      President and Company Group Chairman,
 America                            Johnson & Johnson, 1987-1996.


 Robert J. Bennett*...............  Chairman of the Board, M&T Bank
 M&T Bank Corporation               Corporation, Inc., 1998-present; Chairman
 101 South Salina Street            of the Board, President and Chief Executive
 Syracuse, NY 13202                 Officer, ONBank Corp., 1989-1998.
 Citizenship: United States of
 America

    Name and Business; Address;     Present Principal Occupation or Employment;
            Citizenship                     Five-year Employment History
    ---------------------------     -------------------------------------------
 Brian J. Thompson*...............  Provost Emeritus, University of Rochester,
 9 Esternay Lane                    Distinguished University Professor, 1994-
 Pittsford, NY 14534                present; Director, Semi Conductor Laser
 Citizenship: United Kingdom, U.S.  International, 1993-1999; Director, Boydell
 resident                           & Brewer LTD, 1996-present.


 Andrew Wallace*..................  Dean, Dartmouth Medical School, Vice
 62 Oak Ridge Road                  President for Health Affairs, Dartmouth
 West Lebanon, NH 03784             College, 1990-present; Director, Laboratory
 Citizenship: United States of      Corporation of America, 1995-present.
 America


 M. Jack Rudnick..................  Vice President, General Counsel and
 Welch Allyn, Inc.                  Secretary, Welch Allyn, Inc., 1992-present.
 4341 State Street Road
 Skaneateles Falls, NY 13153
 Citizenship: United States of
 America


 Kevin E. Cahill..................  Vice President, Finance and Chief Financial
 Welch Allyn, Inc.                  Officer, Welch Allyn, Inc., January 2000-
 4341 State Street Road             present; Chairman of the Board, Everest
 Skaneateles Falls, NY 13153        VIT, Inc., 1999-present; Vice President,
 Citizenship: United States of      Controller and Treasurer, Welch Allyn,
 America                            Inc., 1994-1999.


 William J. Bolton, II............  Vice President, General Manager, Lighting
 Welch Allyn, Inc.                  Products Division, Welch Allyn, Inc., 1998-
 4619 Jordan Road                   present; Director, Business Development,
 Skaneateles Falls, NY 13153-0187   Cooper Industries, 1996-1998; Director,
 Citizenship: United States of      Marketing, Temperature Control Division,
 America                            Cooper Industries, 1994-1996.


 Daniel J. Fisher.................  Vice President, Human Resources, Welch
 Welch Allyn, Inc.                  Allyn, Inc., 1985-present.
 4341 State Street Road
 Skaneateles Falls, NY 13153
 Citizenship: United States of
 America


 James M. Horan...................  Vice President, Controller for Medical
 Welch Allyn, Inc.                  Products, Welch Allyn, Inc., 1999-present;
 4341 State Street Road             Medical Division Controller, Welch Allyn,
 Skaneateles Falls, NY 13153        Inc., 1993 to 1999.
 Citizenship: United States of
 America


 Craig Sundheimer.................  Chief Business Development Officer, Welch
 Welch Allyn, Inc.                  Allyn, Inc., 1996-present; Vice President,
 4341 State Street Road             Corporate Development, XOMED Surgical,
 Skaneateles Falls, NY 13153        Inc., 1995-1996; Division Manager of
 Citizenship: United States of      Business Development, Abbott Labs, 1986-
 America                            1995.


 Richard W. Newman................  Vice President, Advanced Technology, Welch
 Welch Allyn, Inc.                  Allyn, Inc., 1995-present.
 4341 State Street Road
 Skaneateles Falls, NY 13153
 Citizenship: United States of
 America

    Name and Business; Address;     Present Principal Occupation or Employment;
            Citizenship                     Five-year Employment History
    ---------------------------     -------------------------------------------
 Louise McDonald..................  Vice President, Global Channel Development,
 Welch Allyn, Inc.                  Welch Allyn, Inc., January 2000-present;
 4341 State Street Road             Director, Office of the Future, Welch
 Skaneateles Falls, NY 13153        Allyn, Inc., 1997-1999; General Manager,
 Citizenship: Canada                Canada/Latin America, Welch Allyn, Inc.,
                                    1992-1997.


 Wolfgang Rudolf Geihe............  Vice President, World Wide Manufacturing
 Welch Allyn, Inc.                  Operations, Welch Allyn, Inc., 1992-
 4341 State Street Road             present.
 Skaneateles Falls, NY 13153
 Citizenship: Germany, U.S.
 resident


 Stephen F. Meyer.................  Group Vice President, Welch Allyn, Inc.,
 Welch Allyn, Inc.                  January 2000-present; Vice President, EENT
 4341 State Street Road             Group, Welch Allyn, Inc., 1997-1999;
 Skaneateles Falls, NY 13153        General Manager, Grason-Stadler, Inc., a
 Citizenship: United States of      Welch Allyn company, 1995-1996.
 America


 Thomas J. Wood, Jr...............  Executive Vice President, Welch Allyn,
 Welch Allyn, Inc.                  Inc., January 2000-present; Vice President
 4341 State Street Road             of Finance and Chief Financial Officer,
 Skaneateles Falls, NY 13153        Welch Allyn, Inc., 1995-1999.
 Citizenship: United States of
 America


 Bonita L. Labosky................  Group Vice President, Welch Allyn, Inc.,
 Welch Allyn, Inc.                  February 2000-present; Vice President and
 4341 State Street Road             General Manager, Heart Failure Management,
 Skaneateles Falls, NY 13153        Medtronic, Inc., 1998-2000; Vice President
 Citizenship: United States of      and General Manager, Promeon Division,
 America                            1995-1998,     -    .

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                      WELCH ALLYN ACQUISITION CORPORATION

   2. DIRECTORS AND EXECUTIVE OFFICERS OF WELCH ALLYN ACQUISITION CORPORATION. The name, citizenship, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Welch Allyn Acquisition Corporation are set forth below. Directors of Welch Allyn Acquisition Corporation are indicated by an asterisk.

                                          Present Principal Occupation or
    Name and Business; Address;                     Employment;
            Citizenship                    Five-year Employment History
    ---------------------------           -------------------------------
 Peter H. Soderberg...............  President, Welch Allyn Acquisition
 Welch Allyn, Inc.                  Corporation, May 2000-present; President
 4341 State Street Road             and Chief Executive Officer, Welch Allyn,
 Skaneateles Falls, NY 13153        Inc., January 2000-present; Group Vice
 Citizenship: United States of      President and Chief Executive Officer,
 America                            Welch Allyn Medical Products, 1996-1999;
                                    Vice President and General Manager, Welch
                                    Allyn Imaging Products, 1993-1995.


 M. Jack Rudnick*.................  Vice President, Welch Allyn Acquisition
 Welch Allyn, Inc.                  Corporation, May 2000-present; Vice
 4341 State Street Road             President, General Counsel, and Secretary,
 Skaneateles Falls, NY 13153        Welch Allyn, Inc., 1992-present.
 Citizenship: United States of
 America


 Chris A. Horacek*................  Secretary, Welch Allyn Acquisition
 Welch Allyn, Inc.                  Corporation, May 2000-present; Associate
 4341 State Street Road             General Counsel, Welch Allyn, Inc., 1999-
 Skaneateles Falls, NY 13153        present; Outside Counsel, Welch Allyn,
 Citizenship: United States of      Inc., 1997-1999; Partner, Hroch & Horacek,
 America                            1995-1997.


 Kevin Cahill.....................  Treasurer, Welch Allyn Acquisition
 Welch Allyn, Inc.                  Corporation, May 2000-present; Vice
 4341 State Street Road             President, Finance and Chief Financial
 Skaneateles Falls, NY 13153        Officer, Welch Allyn, Inc., January 2000-
 Citizenship: United States of      present; Chairman of the Board, Everest
 America                            VIT, Inc., 1999-present; Vice President,
                                    Controller and Treasurer, Welch Allyn,
                                    Inc., 1994-1999.

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                             [LOGO OF CHASE MELLON]

              By Mail:                     By Overnight Courier:                     By Hand:
                                     ChaseMellon Shareholder Services,
 ChaseMellon Shareholder Services,                 L.L.C.               ChaseMellon Shareholder Services,
               L.L.C.                 85 Challenger Road--Mail Drop--                 L.L.C.
            P.O. Box 3301                          Reorg                     120 Broadway, 13th Floor
     South Hackensack, NJ 07606          Ridgefield Park, NJ 07660              New York, NY 10271
      Attention: Reorganization          Attention: Reorganization          Attention: Reorganization
             Department                          Department                         Department

                   By Facsimile Transmission: (201) 296-4293
                     Confirm Facsimile Only: (201) 296-4860

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             [LOGO OF CHASE MELLON]

                           44 Wall Street, 7th Floor
                            New York, New York 10005
                     Banks and Brokers Call: (917) 320-6270
                All Others Please Call Toll-Free: (888) 509-7936

                      The Dealer Manager for the Offer is:

                          [LOGO OF ROBINSON-HUMPHREY]

                           3333 Peachtree Road, N.E.
                             Atlanta, Georgia 30326
                                 (404) 266-6000